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                              AMENDED AND RESTATED

                    CERTIFICATE OF DESIGNATION OF RIGHTS AND

                   PREFERENCES OF SERIES B PREFERRED STOCK OF

                       AUTOMOTIVE PERFORMANCE GROUP, INC.

 PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



         Automotive Performance Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 7,000,000 shares of Preferred Stock, par value $.0001 per share, having the designation, and relative rights, limitations and preferences set forth herein:

         1.       DESIGNATION.

                  (a) There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as "Series B Preferred Stock". The number of shares constituting such class shall be 7,000,000 and each share shall have a stated value of $1.00.

                  (b) The Series B Preferred Stock shall, with respect to (i) dividends, (ii) distributions upon liquidation, winding up and dissolution of the Corporation, and (iii) distributions upon merger, share exchange or a sale or other disposition of all or substantially all of the assets of the Corporation, rank senior to all classes of Common Stock of the Corporation and to each other series of Preferred Stock of the Corporation other than the Series A Preferred Stock referenced in the following sentence (the Common Stock and all series of Preferred Stock other than the Series A Preferred Stock is hereinafter referred to as "Junior Stock"). The Series B Preferred Stock shall, with respect to (i) dividends, (ii) distributions upon liquidation, winding up and dissolution of the
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         Corporation, and (iii) distribution upon merger, share exchange or a sale or other disposition of all or substantially all of the assets of the Corporation, rank junior to the Series A Preferred Stock authorized pursuant to the Certificate of Designation of Rights of Series A Preferred Shares of Automotive Performance Group, Inc., dated August 4, 1998 ("Senior Stock").

         2.       DIVIDENDS.

                  (a) The holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series B Preferred Stock, at a rate per annum equal to 13% of the stated value per share of the Series B Preferred Stock. All dividends shall be cumulative on a daily basis from the date of issuance of the Series B Preferred Stock and shall be payable quarterly in arrears; when, as and if declared by the Board of Directors, on March 31, June 30, September 30, and December 31 of each year (each, a "Dividend Date"). Dividends shall be paid by the issuance of additional shares of Series B Preferred Stock (including fractional shares) having an aggregate stated value equal to the amount of each dividend. Each dividend shall be payable, out of funds legally available therefor, pro-rata to the holders of record of Series B Preferred Stock as they appear on the stock books of the Corporation on the date fifteen days preceding the Dividend Date for such dividend.

                  (b) So long as any share of the Series B Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full.

                  (c) Dividends payable on the Series B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.



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         3.       LIQUIDATION PREFERENCE.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment shall be made to the holders of Junior Stock but after all required distributions or payments have been made to the holders of Senior Stock, an amount (to the extent possible, in cash) equal to the greater of (i) the stated value of each share plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Date to the date fixed for liquidation, dissolution or winding
         up), and (ii) the amount that would be payable to the holders of the Series B Preferred Stock if such holders had converted all outstanding shares of Series B Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or other winding up. If such payment shall have been made in full to the holders of the Series B Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (b) In the event of any merger or share exchange of the Corporation, or a sale or other disposition of all or substantially all of the assets of the Corporation ("Capital Transaction"), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive, before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, but after all required distributions or payments have been made to the holders of Senior Stock, for each share of Series B Preferred Stock so held, in cash or securities (including, without limitation, debt securities) received from the acquiring corporation at the closing of any such Capital Transaction, an amount equal to the amount payable with respect to each share of Series B Preferred Stock under Section 3(a) hereof had the Corporation been liquidated at the closing of any such Capital Transaction. If the payment required under this Section 3(b) shall have been made in full to the holders of the Series B Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective


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         shares and priorities. If the proceeds of a Capital Transaction shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of the preferential amounts to which they are entitled, then the entire proceeds of such transaction shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (c) If non-cash assets are received in a Capital Transaction with respect to which Section 3(b) applies, the assets received for purposes of Section 3(b) shall be valued as follows:

                           (i) If the assets received are securities that are listed on NASDAQ or an exchange, the value shall be deemed to be the three day high average closing price (or average between bid/ask if OTC) on such exchange or NASDAQ over the thirty day period prior to the closing of the Capital Transaction in which the securities are received.

                           (ii) If the assets received are of readily ascertainable market value, then that value shall be used.

                           (iii) If the assets are unlisted securities or other assets that do not have a readily ascertainable value, the Board of Directors, in good faith, shall value said assets.

                           (iv) The fact that assets to be received in a Capital Transaction may require a valuation process as described herein shall not delay closing the transaction by which the assets are to be received.

                  (d) With respect to any transaction which involves a merger or exchange of shares, or a sale of substantially all of the assets of the Corporation, the holders of the Series B Preferred Stock shall receive not less than 10 days notice of the transaction and the terms and conditions thereof.

         4.       REDEMPTION.

                  (a) The Corporation may, at its option, at any time on or after the fourth anniversary of the date of issuance of Series B Preferred Stock, redeem such Series B Preferred Stock, in whole or in part, for a redemption price (the "Redemption Price") equal to the stated value of the stock being redeemed, plus an amount equal to all accumulated and unpaid dividends (including, but not limited to, an amount equal to a prorated dividend for the period from the immediately preceding Dividend Date to the redemption date) thereon.



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                  (b) At least thirty (30) days and not more than sixty (60)
         days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series B Preferred Stock ("Holder") at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                           (i) The redemption price;

                           (ii) Whether all or less than all the outstanding shares of the Series B Preferred Stock are to be redeemed and the total number of shares of the Series B Preferred Stock being redeemed ("Redeemed Shares");

                           (iii) The date fixed for redemption ("Redemption Date");

                           (iv) That the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and

                           (v) That dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                  (c) Each Holder shall surrender the certificate or certificates representing the Redeemed Shares to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Holder thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (d) On and after the Redemption Date, unless the Corporation fails to make payment in full of the applicable Redemption Price, dividends on the Series B Preferred Stock called for redemption shall cease to accumulate and all rights of the Holders of Redeemed Shares (including, without limitation, the


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
         conversion rights set forth in Section 5 hereof) shall terminate with respect thereto, other than the right to receive the Redemption Price; provided, however, that if a Redemption Notice shall have been given as provided in Section (4)(a) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, all rights of the Holders of the shares to be redeemed (including, without limitation, the conversion rights set forth in Section 5 hereof) shall terminate.

         5. CONVERSION RIGHTS. The Series B Preferred Stock shall be convertible as follows:

                  (a) Subject to and upon compliance with the provisions of this
         Section 5, the holder of any share of Series B Preferred Stock shall have the rights, at such holder's option, to convert such share of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock, in each case at the Conversion Price set forth in Section 5(b), below, in effect on the Conversion Date (as defined in Section 5(c) below). If the Series B Preferred Stock has been called for redemption, such right of conversion shall terminate as provided in
         Section 5(d) hereof.

                  (b) Each share of Series B Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the stated value of such Series B Preferred Stock plus an amount equal to the accumulated and unpaid dividends thereon to the Conversion Date (including an amount equal to a prorated dividend for the period from the last Dividend Date to the Conversion Date) by (ii) the "Conversion Price." For purposes hereof, the Conversion Price shall initially be Two Dollars ($2.00) per share and shall be subject to adjustment in accordance with the provisions of Section 5(e) below.

                  (c) The holder of any shares of Series B Preferred Stock may exercise the conversion right specified in Section 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is received by the Corporation and such date is referred to herein as the "Conversion Date." Subject to the provisions of Subsection 5(e)(vii), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder


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
         is entitled, and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in Section 5(d).

                           Subject to the provisions of Subsection 5(e)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock, immediately prior to the close of business on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (d) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of a share of Common Stock multiplied by the then market price of each share.

                  (e) The Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) If the Corporation shall issue any Common Stock, other than "Excluded Stock" (as defined below), without consideration or for a consideration per share less than $2.00/share (other than pursuant to a bona fide underwritten offering (including so-called Rule 144A offerings) or in connection with a bona fide acquisition of a business or a line of business or division to be used in the operation of the business of the Corporation (whether pursuant to a merger, asset acquisition or otherwise)), the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction (A) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of shares of Common Stock that the aggregate consideration, if any, received by the Corporation upon such issuance, would purchase at $2.00/share and (B) the denominator of which is the total number of shares of Common Stock outstanding immediately after such issuance.



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                                    For purposes of this Section 5(e), "Excluded
         Stock" means shares of Common Stock issued or reserved for issuance by the Corporation (i) as a stock dividend payable in shares of Common Stock, (ii) upon any subdivision or split up of the outstanding shares of Common Stock, (iii) upon conversion of shares of preferred stock of any class, (iv) pursuant to the Corporation's stock option plan, (v) in a transaction that is addressed in this Section 5(e) (other than this Subsection 5(e)(i)), or (vi) with respect to the exercise of warrants issued to Lancer Offshore, Inc., the Orbiter Fund or Dominion Income Management Corp. under Warrants all of which were issued on July 30, 1999.

                                    For the purposes of any adjustment of the
         Conversion Price pursuant to this Section 5(e), the following provisions shall be applicable:

                                    (A) In the case of the issuance of Common
         Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (B) In the case of the issuance of Common
         Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof, irrespective of any accounting treatment.

                                    (C) In the case of the issuance of (1)
         options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (2) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                             (1) The aggregate maximum number of
         shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price



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
         provided in such options, warrants or rights for the shares of Common Stock covered thereby;

                                             (2) The aggregate maximum number of
         shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                             (3) On any change in the number of
         shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                             (4) On the expiration or
         cancellation of any such options, warrants or rights that are unexercised, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and



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                                             (5) If the Conversion Price shall
         have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                           (ii) All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Subsection 5(e)(i).

                           (iii) If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above in this clause (iii) shall occur.

                           (iv) In case the Corporation shall fix a record date for the making of a distribution (an "Extraordinary Distribution") to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidences of indebtedness of the Corporation or (C) of assets, including but not limited to, securities issued by or others (excluding dividends or distributions referred to in Subsection 5(e)(iii) above), or (D) of options, warrants or other rights (excluding those referred to in Subsection 5(e)(i) above), then in each such case either, at the option of the Corporation, (x) the Corporation shall declare and distribute to each holder of shares of Series B Preferred Stock a dividend or distribution in the same form and kind, and at the same time, as the Extraordinary Distribution and in an amount so that such holder shall receive the same dividend or distribution as if such shares of Series B Preferred Stock had been converted to Common Stock immediately prior to the record date for the Extraordinary Distribution, or (y) the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                           (v) In case of any consolidation with or merger of the Corporation with or into another corporation or entity, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (immediately prior to the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.

                           (vi) All calculations under this Section 5(e) shall be made to the nearest cent or to the nearest one ten thousandth of a share, as the case may be.

                           (vii) In any case in which the provisions of this
         Section 5(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section 5(d); provided that the Corporation, upon request, shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.



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
                  (f) Whenever the Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(g).

                  (g) In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of Section 5(e), the Corporation shall give notice to each holder of shares of Series B Preferred Stock, in the manner set forth in Section 5(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (h) For the purposes of this Section 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

                  (i) The Corporation shall pay all documentary, stamp, transfer or other transnational taxes attributable to the issuance or delivery of shares of Common Stock, upon conversion of any shares of Series B Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

                  (j) The Corporation shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out


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
         of its treasury stock (if applicable) or its authorized but unissued shares, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.

                  (k) If, and so long as, any Common Stock into which the shares of Series B Preferred Stock are then convertible is then listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                  (l) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         6.       REGISTRATION RIGHTS.

                  (a) If the holders of a majority of the Series B Preferred Stock shall have given notice of election for a conversion as provided in Section 5, said holders may request registration of the Common Stock to be received on conversion in a single registration. Such registration rights shall not apply, unless waived by the Corporation, to Common Stock received upon prior conversions.

                  (b) Upon such a request being made by the holders of a majority of the Series B Preferred Stock, the Corporation will notify all of the remaining holders of Series B Preferred Stock, and they shall be deemed to have requested the registration and shall be fully subject thereto.

                  (c) The Corporation will use its best efforts to effect a single public registration on the appropriate form available thereto of all converted shares before delivery to the holders of the Series B Preferred Stock so converted. The Corporation will be under no obligation to secure an underwriter or other seller for the shares, and sales of shares after the registration will be solely the responsibility of said holders.

                  (d) To the extent required to effect the registration, converting shareholders shall fully cooperate with the Corporation and its counsel. Failure



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
         to cooperate will entitle the Corporation to exclude a holder from the registration.

                  (e) The Corporation may effect the registration required under this Section 6 by piggyback registration on a Corporation offering if it so elects, or a piggyback registration by another corporation, if made in conjunction with an issuance of shares by that company to the shareholders of the Corporation or if the Corporation is subject to an acquisition, plan of reorganization, consolidation, exchange or merger, and registered shares are to be issued in conjunction therewith.

         7.       VOTING RIGHTS.

                  (a) Each holder of Series B Preferred Stock shall be entitled to vote on all matters, including election of the Board of Directors, and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the number of shares of Common Stock into which the holder's shares of Series B Preferred Stock could then be converted.

                  (b) Unless otherwise required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together on all matters upon which shareholders are permitted to vote and not as separate classes. In those cases where the holders of the Series B Preferred Stock are required by law to vote as a separate class, the vote required by said class for approval of the proposed action shall be a simple majority of the class.

         8. REISSUANCE OF SERIES B PREFERRED STOCK. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

         9. SEC REPORTS. The Corporation will provide to the holders of the Series B Preferred Stock within 15 days after it files them with the Securities Exchange Commission ("Commission"), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15 (d) of the Exchange Act.



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
         10. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Resolution (as this Resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. Shares of Series B Preferred Stock shall have no preemptive or subscription rights.

         11. MAJORITY CONSENT OF SERIES B PREFERRED STOCK HOLDERS REQUIRED BEFORE ISSUANCE OF NEW SERIES A PREFERRED STOCK. Prior to the date hereof, all of the outstanding shares of Series A Preferred Stock of the Corporation have been converted into Common Stock of the Corporation. The Corporation covenants and agrees that it shall not issue any new or further shares of Series A Preferred Stock without the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock at such time.

         12. SEVERABILITY OF PROVISIONS OF ANY RIGHT, PREFERENCE OR LIMITATION OF THE SERIES B PREFERRED STOCK. If any provision set forth in this Resolution (as this Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any such other right, preference or limitation unless so expressed herein.



         IN WITNESS WHEREOF, said Automotive Performance Group, Inc. has caused this Certificate of Designation to be signed by Carl Walker, its Secretary, this 29th day of July, 1999.

                                   AUTOMOTIVE PERFORMANCE, GROUP, INC.


                                   By: /s/ Carl Walker                         .
                                       -----------------------------------------
                                           Carl Walker, Secretary




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